UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 31, 2011

Progenics Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-23143	13-3379479
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 Old Saw Mill River Road, Tarrytown, New York		10591
(Address of principal executive offices)		(Zip Code)
Registrant's telephone number, including area code (914) 789-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 31, 2011, Progenics Pharmaceuticals, Inc. and Paul J. Maddon entered into an Amendment to Dr. Maddon’s December 31, 2007 employment agreement to reflect his ceasing to be Progenics’ chief executive officer and continuing to serve as its chief science officer and vice chairman, as previously described in the Company’s Current Report on Form 8-K filed March 9, 2011.

The Amendment modifies the 2007 employment agreement to change Dr. Maddon’s position, title, authority and duties to be consistent with his continuing roles of chief science officer and vice chairman, reporting to Progenics’ chief executive officer, and provides for an annual salary of $425,000, subject to annual review and discretionary increase by the Compensation Committee.  The Amendment eliminates Progenics’ obligation to provide any minimum level of annual equity compensation grants in connection with renewals of Dr. Maddon’s employment term, and provides that instead he will be considered for annual equity grants at the same time as other executives.

In the event Dr. Maddon’s employment by Progenics terminates under certain circumstances prior to March 31, 2013, the Amendment provides for a fixed cash severance amount (based on Dr. Maddon’s compensation as of the Amendment date) and limits accelerated vesting of equity awards to those granted prior to the Amendment date.  The Amendment also eliminates the Company’s obligation to reimburse Dr. Maddon for “golden parachute” excise taxes (and income taxes related to such reimbursement) that may become payable by him as a result of a “change of control” of the Company.

The above description is not complete and is qualified in its entirety by reference to the text of the Amendment, a copy of which will be filed as an exhibit to Progenics’ Quarterly Report on Form 10-Q for the quarter ending March 31, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                         PROGENICS PHARMACEUTICALS, INC.
                         By:  /s/ ROBERT A. MCKINNEY
                                 Robert A. McKinney
                                 Chief Financial Officer, Senior Vice President,
                                 Finance & Operations and Treasurer

Date:  April 6, 2011